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                                                               Exhibit (a)(1)(e)

                        NOTICE OF WITHDRAWAL OF TENDER

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If you previously accepted Modem Media, Inc.'s offer to exchange your options, but you would like to change your decision and withdraw your tender, you must sign this Notice of Withdrawal and return it to us (i) on or before 12:00 midnight, Eastern Time, on Monday, October 15, 2001, unless the offer is extended or (ii) after November 12, 2001, if we have not accepted your tender of options by such date. If you have questions, please contact your Human Resources Department representative. You can find a list of representatives, together with their contact information, at the back of the Offer to Exchange referred to below.

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To Modem Media, Inc.:

     I previously received a copy of the Offer to Exchange (dated September 17, 2001) and a Letter of Transmittal. I signed and returned the Letter of Transmittal, in which I chose to accept Modem Media, Inc.'s offer to exchange my options. I now wish to withdraw my tender. I understand that by signing this Notice of Withdrawal and delivering it to you, I will be withdrawing my previous acceptance of the offer. I have read and understand all of the terms and conditions of the offer to exchange options, including the consequences of a withdrawal.

     I understand that in order to withdraw, I must sign, date and deliver this Notice of Withdrawal to you (i) on or before 12:00 midnight, Eastern Time, on Monday, October 15, 2001, or, if Modem Media, Inc. extends the deadline to exchange options, before the extended expiration of the offer or (ii) after November 12, 2001, if we have not accepted your tender of options by such date.

     By rejecting the offer to exchange options, I understand that I will not receive any new options and I will keep my old options (with the same exercise price as before). These options will continue to be governed by the stock option plan(s) under which they were granted and existing option grant documents between Modem Media, Inc. and me.

     I have completed and signed the following exactly as my name appears on my original Letter of Transmittal.

     I do not accept the offer to exchange options.

Signature:  __________________________________________________

Date:  _________ __, 2001

Name: __________________________________________________
     (Please Print)

Tax ID/Social Security No.:________________________________